Exhibit 99.1

HERSHEY ANNOUNCES FIRST QUARTER RESULTS
AND REAFFIRMS 2007 OUTLOOK

•	Earnings per share from operations $0.51 diluted, in-line with year ago

•	Progress made against long-term strategic initiatives

•	Outlook reaffirmed for 2007, growth in net sales 3-4% and diluted EPS from operations 7-9%

HERSHEY, Pa., April 19, 2007 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended April 1, 2007. Consolidated net sales were $1,153,109,000 compared with $1,139,507,000 for the first quarter of 2006. Net income for the first quarter of 2007 was $93,473,000, or $0.40 per share-diluted, compared with $122,471,000, or $0.50 per share-diluted, for the comparable period of 2006.

For the first quarters of 2007 and 2006, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $40.4 million and $1.7 million, or $0.11 and $0.01 per share, respectively. The 2007 charges are associated with the Global Supply Chain Transformation plan announced in February, while the 2006 charges relate to the completed business realignment initiatives announced in July 2005.  Net income from operations, which excludes the net charges for the first quarters of 2007 and 2006, was $118,786,000, or $0.51 per share-diluted in 2007, compared with $123,686,000, or $0.51 per share-diluted in 2006.

First-Quarter Performance

"Results for the first quarter were essentially in-line with our expectations," said Richard H. Lenny, Chairman, President and Chief Executive Officer. “Net sales increased 1.2 percent, as we’re building momentum behind our new products and continue to benefit from the growth in dark chocolate.  Seasons and a rebound in Canada provided additional growth during the quarter.  However, growth was adversely affected by slower single serve sales.  This is being driven in part by marketplace performance that has not yet achieved desired levels. While we did experience an improvement in core brand takeaway, the residual impact of last year’s limited editions and discontinued items resulted in only a 1.5 percent increase in measured takeaway. The price increase announced on April 4, 2007, had no impact during the quarter.

“Core brand growth is anticipated to accelerate as we move into the second half of the year. The combination of stronger consumer programming and more effective in-store support should deliver an improvement in retail takeaway and sales growth. Where brands have already received strong programming, the response has been solid.  Specifically, investment in the Reese’s franchise, including the recently launched Reese’s Crispy Crunchy, resulted in an increase of over 5 percent in retail takeaway.

"New product platforms, including refreshment, premium and dark chocolate are well positioned to make meaningful contributions in 2007. Hershey’s Cacao Reserve distribution is on track, and we'll continue to invest in trial driving initiatives to establish this brand. Cacao Reserve is the fastest growing new item at retail, with York Tins and Ice Breaker Sours Gum also ranked as top-10 new brands in the first quarter. These new products are consistent with our strategy of delivering a premium value proposition while extending Hershey's iconic brands.

"We made good progress against Hershey’s major strategic initiatives. These will position the Company to achieve its long-term marketplace and financial goals. We recently announced that we entered into an agreement to create the Godrej Hershey Foods and Beverages Company joint venture in India. This followed the January announcement of an agreement to create a manufacturing joint venture with Lotte in China. Both of these initiatives will enable us to deliver profitable growth in high potential emerging markets. The Global Supply Chain Transformation plan is on track and progressing as expected.

Outlook

“As we look ahead to the balance of 2007, core brand investment, improved customer programming and innovative new products will enable the Company to meet its objectives with momentum building throughout the year. For the full year 2007, we expect net sales growth of 3-4 percent with diluted earnings per share from operations to increase in the 7-9 percent range," Lenny concluded.

Note: In this sales and earnings release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma income statements, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. The aforementioned items relate to the Global Supply Chain Transformation plan announced in February 2007 and the 2005 business realignment initiatives recorded in 2005 and 2006.  The Global Supply Chain Transformation plan will result in pre-tax charges and non-recurring project implementation costs of $525 million - $575 million. Total charges include project management and start-up costs of approximately $50 million. In 2007, the Company expects to record GAAP charges of about $270 million - $300 million, or $0.75 - $0.84 per share-diluted. Below is a reconciliation of GAAP and non-GAAP items to the Company’s earnings per share outlook:

	2006	2007

Reported / Expected Diluted EPS	$2.34	$1.70 - $1.83

Total Realignment Charges	$0.03	$0.75 - $0.84

Diluted EPS from Operations*	$2.37

Expected 7-9% Increase in diluted EPS from Operations*		$2.54 - $2.58

*From operations, excluding business realignment and one-time costs.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the recent product recall and temporary plant closure in Canada including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2006.

# # #

Financial Contact:	Mark Pogharian	717-534-7556
Medial Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended April 1, 2007 and April 2, 2006
(in thousands except per share amounts)

	First Quarter

	2007	2006

Net Sales	$1,153,109	$1,139,507

Costs and Expenses:
Cost of Sales	739,078	707,365
Selling, Marketing and Administrative	216,433	216,794
Business Realignment Charge	27,545	3,331

Total Costs and Expenses	983,056	927,490

Income Before Interest and Income Taxes (EBIT)	170,053	212,017
Interest Expense, net	28,255	25,203

Income Before Income Taxes	141,798	186,814
Provision for Income Taxes	48,325	64,343

Net Income	$93,473	$122,471

Net Income Per Share - Basic – Common	$0.42	$0.52
- Basic – Class B	$0.37	$0.47
- Diluted	$0.40	$0.50

Shares Outstanding - Basic – Common	169,836	178,892
- Basic – Class B	60,816	60,818
- Diluted	233,708	243,147

Key Margins:
Gross Margin	35.9%	37.9%
EBIT Margin	14.7%	18.6%
Net Margin	8.1%	10.7%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended April 1, 2007 and April 2, 2006
(in thousands except per share amounts)

	First Quarter

	2007		2006

Net Sales	$1,153,109		$1,139,507

Costs and Expenses:
Cost of Sales	729,219	(a)	708,964	(b)
Selling, Marketing and Administrative	213,447	(c)	216,794
Business Realignment Charge	---	(d)	---	(e)

Total Costs and Expenses	942,666		925,758

Income Before Interest and Income Taxes (EBIT)	210,443		213,749
Interest Expense, net	28,255		25,203

Income Before Income Taxes	182,188		188,546
Provision for Income Taxes	63,402		64,860

Net Income	$118,786		$123,686

Net Income Per Share - Basic – Common	$0.53		$0.53
- Basic – Class B	$0.48		$0.48
- Diluted	$0.51		$0.51

Shares Outstanding - Basic – Common	169,836		178,892
- Basic – Class B	60,816		60,818
- Diluted	233,708		243,147

Key Margins:
Adjusted Gross Margin	36.8%		37.8%
Adjusted EBIT Margin	18.3%		18.8%
Adjusted Net Margin	10.3%		10.9%

(a)  Excludes business realignment charge of $9.9 million pre-tax or $6.2 million after-tax for the first quarter of 2007.
(b)  Excludes business realignment credit of $(1.6) million pre-tax or $(1.0) million after-tax for the first quarter of 2006.
(c)  Excludes business realignment and project implementation charges of $3.0 million pre-tax or $1.8 million after-tax for the first quarter of 2007.
(d)  Excludes business realignment charge of $27.5 million pre-tax or $17.3 million after-tax for the first quarter of 2007.
(e)  Excludes business realignment charge of $3.3 million pre-tax or $2.2 million after-tax for the first quarter of 2006.

The Hershey Company
Consolidated Balance Sheets
as of April 1, 2007 and December 31, 2006
(in thousands of dollars)

Assets	2007	2006

Cash and Cash Equivalents	$60,483	$97,141
Accounts Receivable - Trade (Net)	405,908	522,673
Deferred Income Taxes	59,649	61,360
Inventories	664,703	648,820
Prepaid Expenses and Other	89,502	87,818

Total Current Assets	1,280,245	1,417,812

Net Plant and Property	1,611,323	1,651,300
Goodwill	502,815	501,955
Other Intangibles	139,284	140,314
Other Assets	451,607	446,184

Total Assets	$3,985,274	$4,157,565

Liabilities and Stockholders' Equity

Loans Payable	$722,597	$843,998
Accounts Payable	198,147	155,517
Accrued Liabilities	405,327	454,023
Taxes Payable	39,005	---

Total Current Liabilities	1,365,076	1,453,538

Long-Term Debt	1,248,137	1,248,128
Other Long-Term Liabilities	520,617	486,473
Deferred Income Taxes	230,743	286,003

Total Liabilities	3,364,573	3,474,142

Total Stockholders' Equity	620,701	683,423

Total Liabilities and Stockholders' Equity	$3,985,274	$4,157,565